UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2011

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01. OTHER EVENTS.

On July 5, 2011, SunOpta Inc. (the “Company”) issued a press release announcing the completion of the final step in the divestiture of its Mexican frozen fruit assets with the sale of land and buildings in Irapuato, Mexico (the “Transaction”) to parties related to Fruvemex Mexicali, S.A. de C.V. (“Fruvemex”) for a purchase price of USD$2.5 million. The Company received an initial installment of USD$250,000 at the closing of the Transaction and the balance will be paid via a series of monthly installments over the next year including a balloon payment on the first anniversary of the closing of the Transaction. The land and buildings subject to the Transaction were previously leased to Fruvemex as part of an earlier transaction whereby Fruvemex purchased from the Company frozen fruit operations and processing assets located in Rosarito and Irapuato, Mexico.

Fruvemex is a privately owned Mexican entity headquartered in Mexicali, Mexico. The business has deep roots in frozen, refrigerated and dehydrated fruit and vegetable products including strawberries, mango, melons, hot peppers, bell peppers, tomatoes, onions and salsas and has been a supplier to the Company for several years. In connection with the Company’s sale of the operations and processing assets in Rosarito and Irapuato, the Company entered into a raw material supply agreement with Fruvemex for the provision to the Company of individually quick frozen (IQF) fruit and other products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Steven Bromley
Steven Bromley
President and Chief Executive Officer

Date	July 6, 2011